SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – February 27, 2006

________________________

WEST PHARMACEUTICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

_____________________

Pennsylvania	1-8036	23-1210010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Gordon Drive, PO Box 645, Lionville, PA		19341-0645
(Address of principal executive offices)		(Zip Code)

(610) 594-3319

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Third Amendment to 2004 Credit Agreement

West Pharmaceutical Services, Inc. (the “Company”) amended its 2004 revolving credit agreement by entering into a Third Amendment, dated as of February 28, 2006, among the Company and certain of its subsidiaries, the banks and other financial institutions party to the Credit Agreement and PNC Bank, National Association, as Agent for the banks. The Third Amendment modifies the 2004 Credit Agreement by, among other things:

•   lowering the interest rates on borrowings to between .50% and 1.375% above LIBOR;

•   increasing the accordion to $50.0 million from $25.0 million, which permits the borrowers to request an increase in the banks’ aggregate commitments to an amount up to $250 million; and

•   extending the term of the 2004 Credit Agreement to February 27, 2011.

The foregoing summary of the terms and conditions of the Third Amendment are qualified in its entirety by reference to the Third Amendment, which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Multi-Currency Note Purchase and Private Shelf Agreement

The information provided in Item 2.03 below is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

On February 27, 2006, the Company prepaid in full $100 million of its 6.81% senior notes maturing April 8, 2009. The notes were issued under a note purchase agreement dated April 8, 1999. West and two of its U.S. subsidiaries were borrowers under the agreement; the noteholders were The Prudential Insurance Company of America, Great-West Life & Annuity Insurance Company, Gerlach & Co., Mutual of Omaha Insurance Company, Salkeld & Co. and Jackson National Life Insurance Company.

The total amount prepaid was $105.8 million, which included pre-payment costs of approximately $5.8 million, as required by the note purchase agreement. The prepayment was financed through the issuance of new Series A Notes and Series B Notes described in Item 2.03 of this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

Multi-Currency Note Purchase and Private Shelf Agreement

On February 27, 2006, the Company entered into a Multi-Currency Note Purchase and Private Shelf Agreement (the “Note Purchase Agreement”) with The Prudential Insurance Company of America, Prudential Retirement Insurance and Annuity Company, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, American Skandia Life Assurance Corporation and Prudential Investment Management, Inc. for the issuance of €20.37 million of Series A Senior Notes, to mature February 27, 2013, bearing interest at the rate of 4.215% per year, and €61.124 million of Series B Senior Notes, to mature February 27, 2016, bearing interest at the rate of 4.38% per year.

The Company’s obligations under the Note Purchase Agreement are guaranteed by its U.S. subsidiaries.

Under the Note Purchase Agreement the Company may issue additional senior notes in the aggregate principal amount of up to $50 million (or foreign currency equivalent), each to mature no more than 10 years after the date of original issuance, and to bear interest and have such other terms as the parties will thereafter agree upon.

Any prepayment of the Notes would include a “make-whole”amount equal to the excess, if any, of the discounted value of the remaining scheduled payments over the pre-paid principal. The discounted value is to be determined using the reference or reinvestment rate of the comparable maturity German Bund.

The Company has agreed to covenants under the Note Purchase Agreement that, among other things, limit the amount of liens that can secure indebtedness of the Company and its subsidiaries, limit the amount of asset sales without an obligation to prepay a portion of the Notes, limit mergers and consolidations, limit the amount of debt which could be prior to the Notes in payment, and prohibit the Company from permitting the Company’s consolidated net worth to fall below a specified amount. The Note Purchase Agreement also contains customary events of default.

The foregoing summary description of the terms of the Note Purchase Agreement is qualified in its entirety by reference to the Note Purchase Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.2.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
4.1	The instruments defining the rights of holders of long-term debt securities of the Company and its subsidiaries have been omitted.[1]
10.1

Third Amendment, dated as of February 28, 2006, among West Pharmaceutical Services, Inc. (the “Company”), certain direct and indirect subsidiaries of the Company listed on the signature pages thereto, the several banks and other financial institutions parties to the Credit Agreement (as defined therein), and PNC Bank, National Association, as Agent for the Banks.

10.2

Multi-Currency Note Purchase and Private Shelf Agreement, dated as of February 27, 2006, between West Pharmaceutical Services, Inc. and The Prudential Insurance Company of America, Prudential Retirement Insurance and Annuity Company, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, American Skandia Life Assurance Corporation and Prudential Investment Management, Inc.

_________________________

 The Company agrees to furnish to the SEC, upon request, a copy of each instrument with respect to issuances of long-term debt of the Company and its subsidiaries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST PHARMACEUTICAL SERVICES, INC.

/s/ John R. Gailey III
John R. Gailey III
Vice President, General Counsel and Secretary

March 3, 2006